Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Completes Enrollment of Solitaire-Oral Phase 3 Trial

- Top-line data expected in first quarter of 2015 -

CHAPEL HILL, N.C., Sept. 25, 2014 – Cempra, Inc. (Nasdaq: CEMP) today announced the completion of enrollment of the global Solitaire-Oral Phase 3 clinical trial of oral solithromycin in adult patients with moderate to moderately severe community-acquired bacterial pneumonia (CABP). Top-line efficacy and safety data are expected to be announced during the first quarter of 2015.

Key facts:

•	Community-acquired bacterial pneumonia (CABP) is the number one cause of death from an infection, particularly for the very young and old http://www.cdc.gov/abcs/reports-findings/survreports/spneu09.pdf. Patients hospitalized for CABP face a mortality rate of 23% http://www.uspharmacist.com/continuing_education/ceviewtest/lessonid/109254/.

•	Community-acquired bacterial pneumonia (CABP) is one of the most common bacterial infections resulting in five to 10 million cases. http://www.ncbi.nlm.nih.gov/pubmed/?term=Clin+Infect+Dis.+2007%3B44(suppl+2)%3A+S27-S72 and almost three million hospitalizations per year in the U.S. (source: 2011 HCUP, ARHQ.gov) resulting in approximately 29 million hospital days of antibiotic therapy (source: AMR Hospital Data, IMA, NPA, NDTI).

•	Over 40% of Streptococcus pneumoniae strains, the primary CABP pathogen, in the U.S. are resistant to macrolides http://www.dmidjournal.com/article/S0732-8893(12)00353-7/abstract.

•	The Phase 3 study is a double-blind, placebo-controlled and global multi-center study that randomized 860 patients with PORT-II to PORT-IV CABP to receive either oral solithromycin, an 800 mg loading dose followed by 400 mg once daily for a total of five days, or once-daily oral administration of 400 mg of moxifloxacin for seven days. The primary endpoint is non-inferiority of early response at 72 hours in the intent-to-treat (ITT) population.

•	Secondary endpoints include the early response rate in the microbiological ITT population and the clinical success rates in the ITT and clinically-evaluable populations five to 10 days after the last dose of study drug.

•	More information can be found at http://www.clinicaltrials.gov/ct2/show/NCT01968733?term=solithromycin&rank=2.

Quote:

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra said, “This is the first of our two Solitaire global Phase 3 trials to complete patient enrollment. In addition to learning about the safety and efficacy of solithromycin, we expect to learn much about the pathogens and their antibiotic susceptibility patterns that cause CABP. In this study, many patients have PORT III to PORT IV pneumonia and could have been admitted according to normal practice, but could be treated on an outpatient basis. Outpatient treatment could provide an economic advantage to the hospital as well as convenience and confidence in patients that the oral antibiotic they are given could treat their infection. Our second ongoing trial, Solitaire-IV, will provide information on switching hospitalized patients from intravenous solithromycin to oral solithromycin with the goal of not only sending patients home earlier but sending them home on the same drug that they started on when they were admitted in the hospital. We are looking forward to announcing top-line results of Solitaire-Oral, expected during the first quarter of 2015, and providing guidance on the anticipated timing of enrollment completion of Solitaire-IV following the northern hemisphere winter season.”

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which completed a Phase 2 clinical trial for prosthetic joint infections. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor and Media Contacts:

Robert E. Flamm,

Ph.D. Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com